Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 2 to Registration Statement No. 333-162308 of our reports dated March 11, 2010, relating to the consolidated financial statements of Deltek, Inc. and its subsidiaries, and the effectiveness of Deltek, Inc. and its subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Deltek, Inc. and its subsidiaries for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

May 5, 2010